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                                                                     EX-99.9(b)



                  LICENSE AGREEMENT RELATING TO USE OF NAME



      AGREEMENT made as of the day of January, 1988, by,


 between MERRILL LYNCH & CO., INC. ("ML&Co.") a Delaware corporation and MERRILL LYNCH GLOBAL CONVERTIBLE FUND, INC., a




 Maryland corporation (the "Fund");



                            W I T N E S S E T H :



      WHEREAS, ML&CO. was incorporated under the laws of the State of Delaware on March 27, 1973 under the corporate name "Merrill Lynch & Co., Inc." and has used such name at all times thereafter;
      WHEREAS, ML&CO. was duly qualified as a foreign corporation under the laws of the State of New York April 25, 1973 and has remained so qualified at all times thereafter;
      WHEREAS, the Fund was incorporated under the laws of the State of Maryland on October 22, 1987; and
      WHEREAS, the Fund desires to qualify as a foreign corporation under the laws of the State of New York and has requested ML&CO. to give its consent to the use of the name "Merrill Lynch" in the Fund's corporate name.
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       NOW, THEREFORE, in consideration of the premisis of the
 covenants hereinafter contained, ML&CO. and the Fund hereby agree as follows:
       1. ML&CO. hereby grants the Fund a non-exclusive license to use the words "Merrill Lynch" in its corporate name.
       2. ML&CO. hereby consents to the qualification of the Fund as a foreign corporation under the laws of the State of New York with the words "Merrill Lynch" in its corporate name and agrees to execute such formal consents as may be necessary in connection with such filing.
       3. The non-exclusive license hereinabove referred to has been given and is given by ML&CO. on the condition that it may at any time, in its dole and absolute discretion, withdraw the non-exclusive license to the use of the words "Merrill Lynch" in the name of the Fund; and, as soon as practicable after receipt by the Fund of written notice of the withdrawal of such non-exclusive license, and in no event later than ninety days thereafter, the Fund will change its name so that such name will not thereafter include the words "Merrill Lynch" or any variation thereof.
      4. ML&CO. reserves and shall have the right to grant to any other company, including without limitation, any other investment company, the right to use the words "Merrill Lynch" or variations thereof in its name and no consent or permission of the Fund shall be necessary; but, if required by an applicable law of any state, the Fund will forthwith grant all requisite consents.


                                     2.

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      5. The Fund will not grant to any other company the right
 to use a name similar to that of the Fund or ML&CO. without the written consent of ML&CO.
      6. -Regardless of whether the Fund should hereafter change its name and eliminate the words "Merrill Lynch" or any variation thereof from such name, the Fund hereby grants to ML&CO. the right to cause the incorporation of other corporations or the organization of voluntary associations which may have names similar to that of the Fund or to that to which the Fund may change its name and to own all or-any portion of the shares of such other corporations or associations and to enter into contractual relationships with such other corporations or associations, subject to any requisite approval of a majority of the Fund's shareholders and the Securities and Exchange Commission and subject to the payment of a reasonable amount to be determined at the time of use, and the Fund agrees to give and execute any such formal consents or agreements as may be necessary in connection therewith.
      7. This Agreement may be amended at any time by a writing signed by the parties hereto.


                                     3.

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      IN WITNESS WHEREOF,eto have executed this
                          the parties her
 Agreement as of the day and year first above written.



                               MERRILL LYNCH & CO., INC.

                               By /s/
                                 ------------------------
                                       Vice President


                               MERRILL LYNCH GLOBAL CONVERTIBLE FUND, INC.





                                     4.